Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES STRONG FOURTH-QUARTER AND RECORD FULL-YEAR 2014 RESULTS

•	FOURTH-QUARTER REVENUE OF $353.8 MILLION UP 29% OVER PRIOR-YEAR QUARTER

•	RECORD FULL-YEAR 2014 COMPARED TO 2013

•	REVENUE OF $1.36 BILLION ON 9.6 MILLION TONS SOLD, UP 37% OVER THE PRIOR YEAR

•	NET INCOME OF $170.4 MILLION, OR $1.03 PER DILUTED SHARE, UP 64% OVER THE PRIOR YEAR

•	ADJUSTED EBITDA OF $397.3 MILLION, UP 36% OVER THE PRIOR YEAR

CHESTERLAND, Ohio – March 23, 2015 – Fairmount Santrol (NYSE: FMSA) today announced results for the fourth quarter and full year ended December 31, 2014.

Fourth-Quarter 2014 Results

For the fourth quarter, net income was $37.9 million, or $0.23 per diluted share, compared with net income of $10.7 million, or $0.06 per diluted share, for the same period a year ago. Adjusted earnings per diluted share were $0.24, an increase of 118% over adjusted earnings per diluted share of $0.11 for the fourth quarter of 2013. The increase in earnings was primarily due to a 14% increase in raw sand sales volumes and a 44% increase in value-added coated product sales volumes. The quarterly and full-year comparisons of net income and earnings per share were impacted by a number of non-operating charges in both periods, which are provided in the accompanying table. Adjusted EBITDA for the fourth quarter was $100.4 million, up 56% over fourth-quarter 2013 adjusted EBITDA of $64.1 million.

Fourth-quarter revenue totaled $353.8 million, up 29% from $274.5 million for the same period in 2013. The increase in quarterly revenue was primarily due to increased sales volumes and the impact of price increases taken during 2014 in the company’s Proppant Solutions segment. Overall sales volumes increased to 2.5 million tons for the quarter, a 15% increase compared with 2.2 million tons in the fourth quarter of 2013. The volume growth was driven by continued proppant demand across all basins. Compared with the prior-year period, fourth-quarter volumes were favorably impacted by increased unit train shipments, faster throughput at the company’s in-basin terminals and improved rail service, all of which led to improved delivery efficiencies for customers.

Full-Year 2014 Results

For full-year 2014, net income was $170.4 million, or $1.03 per diluted share, compared with net income of $104.0 million, or $0.63 per diluted share, for the prior year. Adjusted earnings per diluted share were $1.07, an increase of 43% over adjusted earnings per diluted share of $0.75 for 2013. The increase was driven by the increase in sales volumes for coated products and an increase in sales volumes and selling prices for raw sand, partially offset by higher SG&A costs, including additional costs to support sales and marketing for the Proppant Solutions segment, IPO and public company-related costs, expenditures to enhance the company’s logistics capabilities, and costs to support the growth of the business. Adjusted EBITDA for 2014 was $397.3 million, up 36% over 2013 adjusted EBITDA of $292.6 million. Adjusted EBITDA for 2014 was negatively impacted by $3 million of bad debt and litigation reserves that were not anticipated when the company provided full year adjusted EBITDA guidance of $390 million to $395 million.

Full-year revenue totaled $1.36 billion, up 37% from $988.4 million in 2013. Sales volumes totaled 9.6 million tons, a 27% increase compared with 7.6 million tons in the prior year.

“We are proud of what we accomplished in 2014, as we continued to build on our strong record of financial performance and unwavering commitment to sustainable development,” said Jenniffer Deckard, President and Chief Executive Officer. “By drawing on the breadth of our product solutions, our fully integrated business model and strong demand in our Proppant Solutions segment, we were able to achieve record levels of revenues, volumes shipped and net income. In addition to the strength of our Proppant Solutions business, our Industrial and Recreational business continued to deliver consistent results. We also strengthened various components of our supply chain and logistics network, which enabled us to deliver more product in-basin with greater efficiency, to the benefit of our customers.”

Business Segments

Proppant Solutions Segment

Total sales volumes for the year for the Proppant Solutions segment were 7.2 million tons, up 40% from 5.1 million tons in 2013. Proppant sales volumes consisted of 5.7 million tons of raw sand compared with 4.1 million tons for the previous year, and 1.48 million tons of value-added coated proppant, an increase of 45% over sales volumes of 1.02 million tons in 2013.

Proppant Solutions revenues totaled $1,232.2 million in 2014, up 44% from $856.2 million for 2013.

Segment contribution margin was $430.8 million versus $296.3 million for the prior year, an increase of 45%.

Industrial and Recreational Products Segment

The Industrial and Recreational segment shipped 2.4 million tons of volume in 2014, compared with 2.5 million tons in the prior year. Segment revenue for the year was $124.2 million, compared with $132.2 million in 2013. The slight decline was primarily due to the company no longer paying and billing for freight to a particular customer and to the small volume decline noted.

Segment contribution margin was $34.5 million, which was relatively flat from the prior year.

Additional Highlights

•	Capacity expansion: Fairmount Santrol recently completed the addition of 0.5 million tons of capacity at its Wedron, Illinois, facility, a low-cost operation optimally located to reach all basins cost-effectively and co-located with one of the company’s largest value-added coating facilities. This was the second 0.5-million-ton expansion for this facility in 2014. The company also completed the start-up of 1.0 million tons of capacity at its Brewer, Missouri, facility which was acquired from FTSI in 2013. In addition to adding barge delivery capability, this facility is optimally located to reach key basins in the southern and eastern portions of Texas and the northeast region of the United States.

•	Logistics network expansion: Over the year, the company increased its rail fleet to more than 9,300 rail cars, added three new terminals (all with unit train capability), and increased its unit train origin capacity. Fairmount Santrol delivered 53 unit trains during the fourth quarter, bringing its total unit trains delivered for the year to an industry-leading 129.

•	Launch of CoolsetTM: The new Coolset™ resin-coated proppant enables customers to prevent flowback in low-temperature wells without the use of an activator. Coolset™ prevents proppant flowback at temperatures as low as 100 degrees Fahrenheit, reducing well maintenance costs while enhancing conductivity and increasing hydrocarbon production.

•	Successful trials for Propel SSP™: Through the fourth quarter, trials of Fairmount Santrol’s revolutionary Propel SSP™ have included successful placement in over 400 frac stages in 24 field trials across 11 oil and gas plays. Customers are seeing significant productivity benefits. For example, in a six-well study performed by a customer in the Utica basin, cumulative hydrocarbon production over the first five months of operation was 31% higher in the wells that used Propel SSP™ as compared with direct off-set wells over that same time period.

Capital Update

As of December 31, 2014, the company had $76.9 million in cash and cash equivalents and $113.5 million available under its credit facilities. Total long-term debt at December 31, 2014 was $1.25 billion. The company’s leverage ratio was 3.15 at December 31, 2014 compared with last year’s pro forma leverage ratio of 3.69. Capital expenditures for the year totaled $143.5 million and were primarily associated with the completion of the company’s unit train capacity expansions, investments in additional sand processing and Propel SSP™ production capacities, and various maintenance projects.

Guidance and Business Outlook

Due to the current market uncertainty in the Proppant Solutions business, the company has decided to suspend providing guidance for adjusted EBITDA until such time as we can gain more clarity around customers’ business activity levels and the associated demand for the company’s products.

“We believe that our long-standing customer relationships, industry-leading logistics platform, high-quality reserves, strong technology portfolio and commitment to sustainable development will serve us well in 2015 and beyond,” Deckard said. “While we expect 2015 to be challenging, we believe these attributes differentiate Fairmount Santrol from our competitors and will allow us to gain market share this year. Our experience is that we emerge from down cycles as a stronger company, and we are highly confident in our growth prospects for when the oil and gas market rebounds.”

Definition and Use of Certain GAAP and Non-GAAP Financial Measures

We define EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. We define adjusted EBITDA as EBITDA before non-cash stock-based compensation, management fees and reimbursement of expenses to sponsor, transaction expenses, impairment of assets, loss on extinguishment of debt, gain or loss on disposal of assets, and certain other non-cash income or expenses. Management believes EBITDA and adjusted EBITDA are useful because they allow management to more effectively evaluate our operation performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

We define segment contribution margin as total revenues less the cost of goods sold to produce and deliver the products of each segment and less selling, general & administrative expenses that are directly attributable to each segment. The definition excludes certain corporate costs not associated with the operations of the segment.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today at 10 a.m. Eastern Time to discuss the company’s 2014 fourth-quarter and full-year financial results. Investors are invited to listen to a live audio webcast of the conference call which will be accessible on the Investor Relations section of the company’s website at FairmountSantrol.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or for international callers, (647) 788-4901. The passcode for the call is 80225991. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 80225991. The replay of the call will be available through March 30, 2015.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and thousands of rail cars that allow the company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including fluctuations in demand for, and pricing of, industrial and recreational sand; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement capacity expansion plans within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the Securities and Exchange Commission in connection with our initial public offering. The risk factors and other factors noted in our prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Consolidated Statement of Income and Earnings per Share

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in thousands, except share and per share amounts)		(in thousands, except share and per share amounts)

Revenue	$353,756	$274,478	$1,356,458	$988,386
Cost of sales (excluding depreciation, depletion, amortization, and stock compensation shown separately)	220,569	195,770	851,454	627,842

Operating expenses
Selling, general, and administrative expenses	35,105	22,693	114,227	81,858
Depreciation, depletion, and amortization expense	16,587	13,261	59,379	37,771
Stock compensation expense	7,897	4,402	16,571	10,133
Other operating expense	2,551	2,086	3,163	2,826

Income from operations	71,047	36,266	311,664	227,956

Interest expense, net	9,797	19,161	60,842	61,926
Loss on extinguishment of debt	—	—	—	11,760
Other non-operating expense	39	1,787	2,786	4,394

Income before provision for income taxes	61,211	15,318	248,036	149,876

Provision for income taxes	23,565	4,493	77,413	45,219

Net income	37,646	10,825	170,623	104,657

Less: Net income attributable to non-controlling interest	(267)	175	173	696

Net income attributable to FMSA Holdings Inc.	$37,913	$10,650	$170,450	$103,961

Adjusted net income attributable to FMSA Holdings Inc.	$40,681	$17,942	$178,032	$124,105

Earnings per share
Basic	$0.24	$0.07	$1.08	$0.67
Diluted	$0.23	$0.06	$1.03	$0.63

Adjusted earnings per share
Basic	$0.25	$0.11	$1.13	$0.80
Diluted	$0.24	$0.11	$1.07	$0.75

Weighted average number of shares outstanding
Basic	160,542,636	156,185,596	157,949,664	156,008,218
Diluted	167,025,422	164,826,390	166,277,123	164,637,554

Fairmount Santrol

Condensed Balance Sheet

	December 31,
	2014	2013
	(in thousands)

Assets
Current Assets
Cash and cash equivalents	$76,923	$17,815
Accounts receivable, net	206,094	139,688
Inventories	131,613	118,349
Deferred income taxes	5,158	11,748
Prepaid expenses and other assets	15,266	17,738

Total current assets	435,054	305,338

Property, plant, and equipment, net	841,274	748,838
Goodwill	84,677	87,452
Intangibles, net	100,769	106,236
Other assets	26,742	35,567

Total assets	$1,488,516	$1,283,431

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$17,274	$15,687
Accounts payable	88,542	89,998
Accrued expenses	10,525	28,706

Total current liabilities	116,341	134,391

Long-term debt	1,235,365	1,246,459
Deferred income taxes	74,351	46,851
Other long-term liabilities	28,985	21,088

Total liabilities	1,455,042	1,448,789

Equity
Common stock	2,387	2,341
Additional paid-in capital	771,888	733,088
Retained earnings	497,179	326,729
Accumulated other comprehensive income/(loss)	(12,809)	(3,536)
Treasury stock at cost	(1,227,663)	(1,227,001)
Non-controlling interest	2,492	3,021

Total equity/(deficit)	33,474	(165,358)

Total liabilities and equity	$1,488,516	$1,283,431

Fairmount Santrol

Segment Report

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in thousands, except volume amounts)		(in thousands, except volume amounts)

Volume (tons)
Proppant Solutions
Raw sand	1,515,599	1,331,971	5,713,374	4,088,136
Coated proppant	375,719	261,291	1,475,095	1,028,567

Total Proppant Solutions	1,891,318	1,593,262	7,188,469	5,116,703

Industrial & Recreational Products	594,031	568,650	2,425,756	2,461,750

Total volumes	2,485,349	2,161,912	9,614,225	7,578,453

Revenue
Proppant Solutions	$324,380	$245,750	$1,232,232	$856,212
Industrial & Recreational Products	29,376	28,728	124,226	132,174

Total revenue	353,756	274,478	1,356,458	988,386

Segment contribution margin
Proppant Solutions	112,788	63,609	430,779	296,320
Industrial & Recreational Products	7,589	7,677	34,473	34,765

Total segment contribution margin	120,377	71,286	465,252	331,085

Operating expenses excluded from segment contribution margin
Cost of sales	—	4,959	—	4,959
Selling, general, and administrative expenses	22,295	10,312	74,475	47,440
Depreciation, depletion, and amortization expense	16,587	13,261	59,379	37,771
Stock compensation expense	7,897	4,402	16,571	10,133
Other operating expense	2,551	2,086	3,163	2,826
Interest expense, net	9,797	19,161	60,842	61,926
Loss on extinguishment of debt	—	—	—	11,760
Other non-operating expense	39	1,787	2,786	4,394

Income before provision for income taxes	$61,211	$15,318	$248,036	$149,876

Fairmount Santrol

Non-GAAP Financial Measures

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Reconciliation of adjusted EBITDA
Net income attributable to FMSA Holdings Inc.	$37,913	$10,650	$170,450	$103,961
Interest expense, net	9,797	19,161	60,842	61,926
Provision for income taxes	23,565	4,493	77,413	45,219
Depreciation, depletion, and amortization expense	16,587	13,261	59,379	37,771

EBITDA	87,862	47,565	368,084	248,877

Non-cash stock compensation expense(1)	7,897	4,402	16,571	10,133
Management fees & expenses paid to sponsor(2)	38	321	864	2,928
Loss on extinguishment of debt(3)	—	—	—	11,760
Loss on disposal of assets(4)	—	6,424	1,921	6,424
Transaction expenses(5)	—	5,409	638	12,462
Initial Public Offering fees & expenses	4,575	—	9,213	—

Adjusted EBITDA	$100,372	$64,121	$397,291	$292,584

(1)	Represents stock- based awards issued to our employees, including one-time adjustment in Q3 2014 for modification to certain outstanding options.
(2)	Includes fees and expenses paid to American Securities for consulting and management services pursuant to a management consulting agreement. The agreement was terminated upon the Initial Public Offering in October 2014.
(3)	Represents write-off of a portion of the remaining unamortized deferred financing fees upon entering into new credit facility.
(4)	Includes the loss related to the sale and disposal of certain assets, including property, plant and equipment, discontinued inventory and an investment in foreign operations.
(5)	Expenses associated with evaluation of potential acquisitions of businesses, some of which were completed.

Reconciliation of adjusted earnings
Net income attributable to FMSA Holdings Inc.	$37,913	$10,650	$170,450	$103,961
After-tax effect of adjustments noted above*	2,768	7,292	7,582	20,144

Net income attributable to FMSA Holdings Inc.	$40,681	$17,942	$178,032	$124,105

* Excludes non-cash stock compensation expense and uses a marginal tax rate of 40%

Earnings per share
Basic	$0.24	$0.07	$1.08	$0.67
Diluted	$0.23	$0.06	$1.03	$0.63
Adjusted earnings per share
Basic	$0.25	$0.11	$1.13	$0.80
Diluted	$0.24	$0.11	$1.07	$0.75